Exhibit 99.1

EDUCATION REALTY TRUST, INC. ANNOUNCES RANDALL L. CHURCHEY
SELECTED AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

- Paul O. Bower to Remain Chairman of the Board –

MEMPHIS, Dec. 3, 2009 – Education Realty Trust, Inc. (NYSE: EDR) today announced the hiring of Randall L. (Randy) Churchey, 49, as President and Chief Executive Officer, succeeding Paul O. Bower effective January 1, 2010.

Prior to accepting the Chief Executive Officer position with Education Realty Trust, Mr. Churchey served as Interim Chief Executive Officer of Great Wolf Resorts, Inc. (NASDAQ: WOLF).  He will continue as an independent director of Great Wolf, where he has served as a member of the Board since 2004.  Mr. Churchey also served from 2006 to 2007 as the President and Chief Executive Officer of Golden Gate National Senior Care (the successor to Beverly Enterprises), the second largest long-term care company in the United States. Mr. Churchey also served as an independent Director on Education Realty Trust’s Board from 2005 through 2006.

Mr. Churchey served as President and Chief Operating Officer of RFS Hotel Investors, Inc., a NYSE listed hotel real estate investment trust, and as a director from 1999 through 2003.  From 1997 to 1999 he was Chief Financial Officer of FelCor Lodging Trust, Inc., (NYSE: FCH).  For nearly 15 years prior he held various positions in the audit practice of Coopers & Lybrand, LLP, including head of the real estate and hospitality practice for the southwest US.  Mr. Churchey holds a B.S. degree in accounting from the University of Alabama, and is a Certified Public Accountant.

“We had a number of well qualified individuals to consider for this position, both internal and outside the Company,” said Dr. John Ford, Director, and head of Education Realty Trust’s search committee.  “The entire Board is confident that Randy Churchey has the experience and vision to lead this Company and create meaningful shareholder value in the coming years.”

Executive recruiting firm Spencer Stuart represented EDR in the search.

 About Education Realty Trust

Education Realty Trust (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America's largest owners and operators of collegiate student housing. Its portfolio includes 64 communities in 22 states with 37,827 owned and managed beds. For more information please visit the Company's website at www.educationrealty.com.

Contact:
Brad Cohen
ICR, LLC
203-682-8211